Exhibit 99.4

SENT VIA FACSIMILE AND EMAIL

September 12, 2008

Hexion Specialty Chemicals, Inc.

Attention:  William H. Carter

180 East Broad Street

Columbus, OH 43215

Facsimile: (614) 225-7299

Re:                               Agreement and Plan of Merger, dated as of July 12, 2007 (the “Merger Agreement”), among Hexion Specialty Chemicals, Inc. (“Hexion”), Nimbus Merger Sub Inc. and Huntsman Corporation

Dear Sir:

Reference is made to the Merger Agreement and to the bank commitment letter (as amended, the “Commitment Letter”) provided to Hexion on July 11, 2007 from Credit Suisse and Deutsche Bank AG New York Branch and certain of their affiliates in connection with Hexion’s entering into of the Merger Agreement.  As you know, the Commitment Letter provides for the delivery to Credit Suisse and Deutsche Bank of either (i) a solvency certificate from Hexion’s CFO, (ii) a solvency certificate from Huntsman’s CFO, or (iii) a solvency opinion from a reputable valuation firm.  We are writing to inform you that Huntsman intends to deliver a solvency opinion from a reputable valuation firm in connection with the Closing of the Merger.

On July 14, 2008, our counsel retained American Appraisal, a leading valuation firm, to consult with them about the solvency issues raised by Hexion’s Delaware complaint.  On September 5, 2008, we asked American Appraisal whether it could provide a solvency opinion for use in satisfying the terms of the Commitment Letter.  Last night, American Appraisal informed us that, based on its review of relevant data to date, if our Company engages them under a standard engagement agreement for solvency opinion services, and assuming no material change between now and the effective date of its opinion, American Appraisal would issue a written opinion stating that a combined Huntsman/Hexion entity is solvent, as that term is defined in American Appraisal’s standard solvency opinion letter, subject to all definitions, terms and conditions as are appropriate for an engagement of this nature.  Huntsman expects to engage American Appraisal to deliver such opinion at the appropriate time.

As you know, representatives of both Credit Suisse (Malcolm Price in his testimony at trial) and Deutsche Bank (Stephen Cunningham in his deposition) have confirmed their expectation that the banks will honor their obligations under the Commitment Letter if a solvency opinion from a reputable valuation firm is delivered in connection with the closing in conformity with the Commitment Letter.  Additionally, and as you know, there is no solvency condition to Hexion’s covenant to use its reasonable best efforts to consummate the Merger.  Accordingly, if the Court of Chancery determines that Hexion has failed to establish the existence of a Material Adverse Effect pursuant to the Merger Agreement, we expect that Hexion will join us in proceeding to a Closing.

10003 Woodloch Forest Drive, The Woodlands, Texas 77380

Tel:  281-719-6000  Fax:  281-719-6416  www.huntsman.com

If you have any questions or concerns, please do not hesitate to contact the undersigned at (801) 584-5830.

Huntsman Corporation

/s/ Samuel D. Scruggs
Samuel D. Scruggs
Executive Vice President and General Counsel

cc:	Craig O. Morrison (via e-mail)
Jordan Zaken and Scott Kleinman (via e-mail)
John M. Scott, Esq. (via e-mail)
Andrew J. Nussbaum, Esq. (via e-mail)